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Filer:
  Company Data:
    Company Name: Campbell Strategic Allocation Fund, L.P.

    IRS Number: 52-1823554
    State of Incorporation: Delaware
    Fiscal Year End: 12/31

    Business Address: 210 W. Pennsylvania Avenue
                      Baltimore, Maryland 21204
    Business Phone:   410-296-3301

    Filing Values:
      Form Type: 424B3
      SEC File Number: 333-61274



                    CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                           MONTHLY REPORT - June 2005
                                   -----------


                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (1,534,477.489 units) at May 31, 2005         $4,277,088,526
Additions of 18,210.917 units on June 30, 2005                    54,080,109
Redemptions of (18,685.129) units on June 30, 2005               (55,488,281)
Offering Costs                                                      (753,013)
Net Income (Loss) - June 2005                                    280,520,303
                                                              --------------

Net Asset Value (1,534,003.277 units) at June 30, 2005        $4,555,447,644
                                                              ==============

Net Asset Value per Unit at June 30, 2005                     $     2,969.65
                                                              ==============



                           STATEMENT OF INCOME (LOSS)
                           --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                  $  178,362,578
    Change in unrealized                                         (16,882,780)
  Gains (losses) on forward and swap contracts:
    Realized                                                     129,026,292
    Change in unrealized                                           8,390,091
  Interest income                                                  9,973,230
                                                              --------------


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                                                                 308,869,411
                                                              --------------

Expenses:
  Brokerage fee                                                   28,089,140
  Performance fee                                                          0
  Operating expenses                                                 259,968
                                                              --------------

                                                                  28,349,108
                                                              --------------

Net Income (Loss) - June 2005                                 $  280,520,303
                                                              ==============



                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on June 30, 2005                       $   2,969.65

Net Asset Value per Unit on May 31, 2005                        $   2,787.33

Unit Value Monthly Gain (Loss) %                                        6.54 %

Fund 2005 calendar YTD Gain (Loss) %                                    8.16 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit



Dear Investor,

Global uncertainties continue to fuel profitable trends...

We are pleased to report another month of strong returns, as a surge in global volatility continues to fuel strong performance. Substantial moves in the currency, fixed income and energy markets enabled us to end the second quarter at or near new highs and to report solid year-to-date gains in most portfolios. Our most profitable positions were in the US Dollar, up sharply in June to new six-month highs, as the Euro and Yen continued a steep six-week slide. A further


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flattening of the yield curve provided a profitable opportunity for our models and the fixed income sector was one of our best performers this month. Several energy markets made new all-time highs in June and continued to generate positive returns for our portfolios. There are periods of limited opportunity when our returns disappoint some investors, and there are periods like the last two months when returns are generated broadly and seemingly effortlessly. It is important to understand that neither period is an aberration, and in fact, one begets the other. However, neither the timing nor the duration of these periods can be predicted, which is why it is essential that we maintain our discipline throughout. If you have any questions, please do not hesitate to call.

Sincerely,
Bruce Cleland
President & CEO